PriceSmart Announces Fourth Quarter and Fiscal Year Results of Operation;
October Sales Also Announced

San Diego, CA (November 7, 2008) – PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced its results of operations for the fourth quarter and fiscal year 2008 which ended on August 31, 2008.

For the fourth quarter of fiscal year 2008 net warehouse sales were $286.1 million, compared to $224.8 million in the fourth quarter of fiscal year 2007. Total revenue for the fourth quarter was $292.0 million, compared to $230.1 million in the prior year.  The Company had 25 warehouse clubs in operation as of the end of fiscal year 2008 compared to 23 warehouse clubs in operation at the end of fiscal year 2007.

Operating income in the fourth quarter of fiscal year 2008 was $12.9 million compared to operating income of $2.1 million in the fourth quarter of fiscal year 2007.  Fourth quarter 2007 results included asset impairment and closure costs of $819,000 and a reserve of $5.5 million related to a potential settlement of pending litigation.  Asset impairment and closure costs, including the final market valuation of the previously announced Put Agreement with PSC, S.A., were $465,000 in the fourth quarter of fiscal year 2008.

The Company recorded net income attributable to common stockholders for the fourth quarter of $11.3 million or $0.39 per diluted share compared to a net loss of $2.9 million or ($0.10) per diluted share in the fourth quarter of fiscal year 2007.  The net loss in the fourth quarter of fiscal year 2007 included a non-cash charge of $2.6 million ($0.09 per diluted share) related to the write-down of the Company’s investment in PSMT Mexico.  In the current quarter, the Company recorded a reduction to tax expense of $3.5 million, reversing the valuation allowance related to deferred income tax benefits as a result of the improvement in current and future expected operating results for three of its foreign subsidiaries.

Total revenue for fiscal 2008 increased 26.0% to $1,120 million from $888.8 million in fiscal year 2008 and net warehouse sales increased 26.3% to $1,098 million during that same period from $869.1 million in the prior year.  For fiscal year 2008 the Company recorded operating income of $48.4 million and net income attributable to common stockholders of $38.1 million or $1.30 per diluted share.  For fiscal year 2007 the Company recorded net income attributable to common stockholders of $12.9 million or $0.44 per diluted share.

Commenting on the results, PriceSmart’s President, Jose Luis Laparte, said “Fiscal year 2008 was a good year for the Company with the successful opening of 2 new warehouse clubs in Guatemala and Trinidad and strong sales growth in all of our markets.  Recent U.S. economic conditions are causing us to be more cautious about sales growth in the near future as history has shown that an economic slow-down in the U.S. generally has a negative impact on the economies in which we do business.  However, the Company continues to pursue expansion opportunities.  As previously announced, PriceSmart recently acquired properties in Panama and Costa Rica upon which  we plan to build and operate two new warehouse clubs, in Panama relocating an existing club to the new club and in Costa Rica establishing a new, fifth club. Additionally, we are conducting due diligence reviews on two sites under contract, one in Trinidad and the second in the Dominican Republic, and we are also closely examining Colombia as a potential new market for multiple PriceSmart warehouse clubs.”

The Company will file its Annual Report on Form 10-K for the year ended August 31, 2008 on or before November 14, 2008.

PriceSmart also announced that for the month of October 2008, net sales increased 23.8% to $99.3 million from $80.2 million in October a year earlier.  For the two months ended October 31, 2008, net sales increased 21.8% to $192.9 million from $158.3 million in the same period last year.  There were 25 warehouse clubs in operation at the end of October 2008 compared to 23 warehouse clubs in operation in October 2007.

For the four weeks ended October 26, 2008, comparable warehouse sales for warehouse clubs open at least 12 full months increased 16.0% compared to the same four-week period last year.  For the eight-week period ended October 26, 2008, comparable warehouse sales increased 15.6% compared to the comparable eight week period a year ago.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 25 warehouse clubs in 11 countries and one U.S. territory (four each in Panama and Costa Rica; three each in Guatemala and Trinidad, two each in Dominican Republic, El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "scheduled," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company’s business; the Company faces significant competition; the Company faces difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company's stockholders own nearly one-half of the Company's voting stock, which may make it difficult to complete some corporate transactions without their support and may impede a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company's long-lived or intangible assets have been impaired could adversely affect the Company's future results of operations and financial position; and the Company faces increased compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 29, 2007. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact Robert E. Price, Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.

PRICESMART, INC.
UNAUDITED CONSOLIDATED
STATEMENTS OF INCOME
(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2008	2007	2008	2007
Revenues:
Sales:
Net warehouse club	$286,126	$224,765	$1,097,510	$869,102
Export	406	560	1,498	1,016
Membership income	4,231	3,636	16,042	13,857
Other income	1,193	1,174	4,826	4,826
Total revenues	291,956	230,135	1,119,876	888,801
Operating expenses:
Cost of goods sold:
Net warehouse club	242,376	190,097	932,294	737,317
Export	387	530	1,420	962
Selling, general and administrative:
Warehouse club operations	28,141	23,735	103,887	88,029
General and administrative	7,686	7,225	30,327	27,094
Pre-opening expenses	14	117	1,010	373
Asset impairment and closure costs	439	819	1,142	1,550
Provision for settlement of litigation, including changes in fair value and put agreement	26	5,500	1,370	5,500
Total operating expenses	279,069	228,023	1,071,450	860,825
Operating income	12,887	2,112	48,426	27,976
Other income (expense):
Interest income	165	390	1,193	1,628
Interest expense	(479)	(214)	(1,445)	(788)
Other expense, net	(131)	(195)	(346)	(317)
Total other (expense) income	(445)	(19)	(598)	523
Income from continuing operations before provision for income taxes, loss of unconsolidated affiliate and minority interest	12,442	2,093	47,828	28,499
Provision for income taxes	(844)	(2,326)	(9,124)	(12,337)
Loss of unconsolidated affiliate	—	(2,621)	—	(2,903)
Minority interest	(128)	(139)	(494)	(476)
Income (loss) from continuing operations	11,470	(2,993)	38,210	12,783
Discontinued operations (loss) income, net of tax	(175)	72	(104)	143
Net income (loss) attributable to common stockholders	$11,295	$(2,921)	$38,106	$12,926
Basic income (loss) per share:
Continuing operations	$0.39	$(0.10)	$1.32	$0.44
Discontinued operations, net of tax	$—	$—	$—	$0.01
Net income (loss) per share available to common stockholders	$0.39	$(0.10)	$1.32	$0.45
Diluted income (loss) per share:
Continuing operations	$0.39	$(0.10)	$1.30	$0.44
Discontinued operations, net of tax	$—	$—	$—	$—
Net income (loss) per share available to common stockholders	$0.39	$(0.10)	$1.30	$0.44
Shares used in per share computations:
Basic	28,897	28,679	28,860	28,534
Diluted	29,192	29,389	29,210	29,243
Cash dividends per share	$0.32	—	$0.32	$0.32

PRICESMART, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	August 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$48,121	$32,065
Short-term restricted cash	536	8,046
Receivables, net of allowance for doubtful accounts of $11 and $3 in 2008 and 2007, respectively	2,455	2,705
Merchandise inventories	113,894	95,979
Prepaid expenses and other current assets	16,669	15,777
Notes receivable – short term	2,104	—
Assets of discontinued operations	1,247	1,380
Total current assets	185,026	155,952
Long-term restricted cash	673	477
Notes receivable	—	2,086
Property and equipment, net	199,576	179,985
Goodwill	39,248	31,652
Deferred tax assets	21,928	19,535
Other assets	3,512	3,732
Investment in unconsolidated affiliate	—	2,000
Total Assets	$449,963	$395,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$3,473	$3,301
Accounts payable	96,120	80,633
Accrued salaries and benefits	8,271	6,962
Deferred membership income	7,764	6,634
Income taxes payable	3,695	4,593
Accrued reserve for settlement of pending litigation	—	5,500
Common stock subject to put agreement	161	—
Other accrued expenses	11,877	18,564
Dividend payable	4,744	4,678
Long-term debt, current portion	2,737	1,411
Liabilities of discontinued operations	277	151
Total current liabilities	139,119	132,427
Deferred tax liability	1,376	1,474
Long term portion of deferred rent	2,412	1,977
Accrued closure costs	3,489	3,072
Long-term income taxes payable, net of current portion	5,553	—
Long-term debt, net of current portion	23,028	8,008
Total liabilities	174,977	146,958
Minority interest	480	3,145
Stockholders’ Equity:
Common stock, $0.0001 par value, 45,000,000 shares authorized; 30,229,643 and 29,815,435 shares issued and 29,649,081 and 29,339,211 shares outstanding (net of treasury shares), respectively	3	3
Additional paid-in capital	373,192	369,848
Tax benefit from stock-based compensation	4,563	3,970
Accumulated other comprehensive loss	(12,897)	(12,343)
Accumulated deficit	(77,510)	(106,087)
Less: treasury stock at cost; 580,562 and 476,224 shares, respectively	(12,845)	(10,075)
Total stockholders’ equity	274,506	245,316
Total Liabilities and Stockholders’ Equity	$449,963	$395,419